EXHIBIT 1

TRANSACTIONS DURING THE PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the 60-day period preceding this filing.  Such transactions involved the sale of shares on the NASDAQ Global Market.  The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
7/1/20111	Sale	$9.4016	20251
7/5/2011	Sale	9.25	2500
7/6/20112	Sale	9.3999	28412
7/7/20113	Sale	9.5069	10100
7/19/2011	Sale	9.75	7262
7/20/2011	Sale	9.75	1300
7/21/2011	Sale	9.75	1600
8/15/20114	Sale	9.154	54500
8/16/20115	Sale	9.2876	54495
8/17/20116	Sale	9.5323	16900
8/18/20117	Sale	9.0117	73217
8/19/20118	Sale	8.773	43634
8/23/20119	Sale	9.1259	102931
8/24/201110	Sale	9.1422	52600
8/29/201111	Sale	9.3164	36379
8/30/201112	Sale	9.6404	51900

1 This transaction was executed in multiple trades at prices ranging from $9.35 - 9.45.
2 This transaction was executed in multiple trades at prices ranging from $9.26 - 9.51.
3 This transaction was executed in multiple trades at prices ranging from $9.50 - 9.54.
4 This transaction was executed in multiple trades at prices ranging from $9.01 - 9.33.
5 This transaction was executed in multiple trades at prices ranging from $9.25 - 9.45.
6 This transaction was executed in multiple trades at prices ranging from $9.50 - 9.60.
7 This transaction was executed in multiple trades at prices ranging from $9.00 - 9.05.
8 This transaction was executed in multiple trades at prices ranging from $8.50 - 9.02.
9 This transaction was executed in multiple trades at prices ranging from $9.00 - 9.28.
10 This transaction was executed in multiple trades at prices ranging from $9.00 - 9.22.
11 This transaction was executed in multiple trades at prices ranging from $9.25 - 9.36.
12 This transaction was executed in multiple trades at prices ranging from $9.50 - 9.72.